Exhibit 99.1
Information for Potential Financing Sources
Recent Operating Performance
     We estimate that our revenue for the two-month period ended May 31, 2011 was approximately $280 million, an increase of over 5% from the two-month period ended May 31, 2010. The growth in revenue was primarily driven by our fiscal 2011 acquisitions of Platinum Solutions, Inc. (“Platinum”) and SENTECH, Inc. (“Sentech”). Our revenue growth was negatively affected by our decision not to bid on the recompete of a large, low-margin national security contract which contributed approximately $8 million of revenue in the two-month period ended May 31, 2010.
     We estimate that our operating income for the two-month period ended May 31, 2011 was approximately $28 million, a 25% increase from the two-month period ended May 31, 2010. The acquisitions of Platinum and Sentech accounted for approximately $2 million of the increase.
     Our operating margin of approximately 10% for the two-month period ended May 31, 2011 was an increase of approximately 150 basis points over the two-month period ended May 31, 2010. The increase in operating margin was primarily attributable to strong execution on several fixed-price contracts and reductions in selling, general and administrative expenses as a result of the reduction in force that commenced in January 2011 and other actions taken to reduce indirect costs.
     We derived this unaudited financial information from our books for the two-month periods ended May 31, 2010 and May 31, 2011. This information is preliminary in nature and has not been reviewed or audited by our independent registered public accounting firm. In addition, we have not yet closed our books for our fourth quarter ended June 30, 2011; therefore, the results do not include normal quarter-end adjustments and our independent registered public accounting firm has not completed its audit of our fiscal year ended June 30, 2011.
     The above information is not necessarily indicative of our results of future operations, and our actual results for the periods presented may differ materially from this information as a result of completion of our financial closing procedures, identification of items that would require us to make material adjustments to this information and other developments that arise between the date of this report and the date on which financial results for our fiscal year are finalized.
     This information should be read in conjunction with our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on August 12, 2010, our Quarterly Reports on Form 10-Q for the periods ended September 30, 2010, December 31, 2010, and March 31, 2011, our Current Reports on Form 8-K filed with the SEC on June 8, 2011 and June 16, 2011, and our other SEC filings. The above discussion may contain forward-looking statements based upon current expectations and related to future events and our future financial performance that reflect our plans, estimates and beliefs and involve risks and uncertainties. Our actual results and timing of events could differ materially from those described herein. Factors that could cause or contribute to these differences are more fully described in our Current Report on Form 8-K filed with the SEC on June 16, 2011 and our other filings with the SEC.